EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 3, 2020 by and between Mark Schell (“Executive”) and Unit Corporation, a Delaware corporation (the “Company”).
WHEREAS, Executive is currently employed by Unit Corporation, a Delaware corporation, pursuant to the Unit Corporation Key Employee Change of Control Contract by and between Unit Corporation and Executive, dated as of January 15, 2001;
WHEREAS, on May 22, 2020, Unit Corporation and its subsidiaries (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);
WHEREAS, on June 19, 2020, the Debtors filed the Debtors’ First Revised Proposed Joint Chapter 11 Plan of Reorganization Docket Nos. 163 and 249 (as may be amended, modified, or supplemented, the “Plan”);
WHEREAS, on August 6, 2020, the Bankruptcy Court confirmed the Plan, which provides that the Debtors, as reorganized under the Plan, will adopt this Agreement on the effective date of the Plan (the “Effective Date”); and
WHEREAS, in furtherance of the Plan, the Company, as the reorganized Debtors, and the Executive desire to adopt this Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment Term; At-Will. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”), subject to earlier termination as provided in Section 7 hereof. On the first anniversary of the Effective Date and each anniversary thereafter, the Company may, at its option, extend this agreement for an additional one (1) year term (any such additional terms, a “Renewal Term”) subject to earlier termination as provided in Section 7 hereof. When used herein, the term “Term” shall mean the Initial Term together with any Renewal Terms. Notwithstanding the foregoing, the relationship of the Company and Executive shall be “at-will,” which means that Executive’s employment may be terminated by either Executive or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions provided in Section 7 hereof.
2.Employment Duties. Executive shall have the title of Executive Vice President, Corporate Secretary and General Counsel of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Chief Executive Officer of the Company may designate from time to time. Executive shall report to the Chief Executive

Officer of the Company. Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company and past practices; provided that, this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities without compensation, or (iii) participating on boards of directors or similar bodies of non-profit organizations, in each case of (i) – (iii), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 12 of this Agreement. If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that now or in the future directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation.
3.Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $492,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary shall be subject to annual review for potential increase (but not decrease) by the Board of Directors of the Company (the “Board”) (or a duly authorized committee of the Board).
4.Discretionary Annual Bonus.
(a)With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award at the Company’s sole discretion (the “Annual Bonus”), based upon the achievement of certain performance metrics as may be established by the Board, in its sole discretion, at the beginning of each such calendar year, or such other criteria as the Board may determine.
(b)The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive in the calendar year immediately following the year to which it relates, following the date the Board or a committee of the Board approves the year end audited financial statements of the Company for the applicable fiscal year, subject to the Executive’s continued employment through the last day of the calendar year to which such Annual Bonus relates.
5.Benefits. Executive shall be entitled to (i) participate in any employee benefit plans offered by the Company as in effect from time to time on the same basis as those generally made available to other similarly situated executives of the Company (collectively, “Benefit Plans”), and (ii) continue to participate in any nonqualified deferred compensation plans in which Executive is a participant as of the date immediately preceding the Effective Date (“Deferred Compensation Plans”), in each case, to the extent consistent with applicable law and the terms of the applicable Benefit Plan or Deferred Compensation Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such

Benefit Plan and applicable law). Executive shall be entitled to five (5) weeks of annual paid vacation days.
6.Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
7.Termination of Employment. The Executive’s employment hereunder may be terminated as follows:
(a)Automatically in the event of the death of Executive;
(b)At the option of the Company, by written notice to Executive or Executive’s personal representative, in the event of the Disability of Executive. As used herein, the term “Disability” shall mean Executive’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities, and functions of his position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws. Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Company’s vacation, sick leave, or disability leave programs as per the terms of such programs. The Company may terminate Executive’s active employment because of a Disability by giving written notice to Executive at any time effective at or within 20 days after the end period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Company shall retain Executive as an inactive employee if necessary to maintain Executive’s eligibility for any disability leave benefits. A reassignment, reduction, or elimination of the duties defined in Section 2 because of Executive’s inability to perform such duties during any period of a disability leave or during the period Executive is designated as an inactive employee, or the appointment of a temporary or permanent replacement for Executive during any disability leave, shall not constitute Good Reason under Section 9(b) below. In the event of a dispute over the occurrence of a Disability, Executive agrees to submit to an examination by a doctor selected by the Company who will determine fitness for duties as defined in Section 2 above. If Executive’s physician disagrees with the Company’s physician’s opinion, a third physician, mutually agreed upon by Executive and the Company, shall examine Executive and that physician’s opinion shall be conclusive as to Executive’s fitness for duty.
(c)At the option of the Company for Cause;
(d)At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate Executive;

(e)At the option of Executive for Good Reason, by delivering written notice of Executive’s determination to resign for Good Reason in accordance with Section 9(b) hereof;
(f)At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice); or
(g)Upon the Company’s non-renewal of the Initial Term or any Renewal Term.
8.Payments by Virtue of Termination of Employment.
(a)Termination by the Company Without Cause or by Non-Renewal of Agreement or by Executive For Good Reason. If Executive’s employment is terminated at any time by (i) the Company without Cause or by non-renewal of the Initial Term or any Renewal Term or (ii) Executive for Good Reason, subject to Section 8(c) of this Agreement, Executive shall be entitled to:
(i)(A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary (ii) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company, and (iii) reimbursement of expenses under Section 6 of this Agreement, in each case of (i) and (ii), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and
(ii)(A) $750,000, payable in substantially equal installments for a period of twelve (12) months following the date of Executive’s termination of employment (the “Severance Period”) in accordance with the Company’s regular payroll practices as in effect from time to time, and (B) payment of Executive’s vested benefits, if any, under any Deferred Compensation Plan in which Executive is a participant as of the date of Executive’s termination of employment, in accordance with the terms of the applicable Deferred Compensation Plan and, subject in all cases to the terms of any such plan and compliance with applicable law; provided that, the first payment pursuant to this Section 8(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination (the “First Payment Date”) and shall include a number of such installments equal to the number of such installments that would have been paid during the period beginning on the termination date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the termination date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12) month period. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to this Section 8(a)(ii) shall be paid to the Executive’s legal representative or beneficiary.

(b)Termination other than by the Company Without Cause or by Executive For Good Reason. If the Executive’s employment terminates for any reason other than by the Company without Cause or by the Executive for Good Reason, Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 8(a)(i) of this Agreement.
(c)Conditions to Payment. All payments and benefits due to Executive under this Section 8 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in substantially the form attached hereto as Exhibit A, and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 8(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s compliance with Section 10 of this Agreement, and on Employee’s continued compliance with Section 12 of this Agreement as provided in Section 15 below.
(d)No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 8, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date; provided, however, that the preceding clause shall not apply to any additional payments or benefits to which Executive and the Company mutually agree upon in writing following the Effective Date.
9.Definitions. For purposes of this Agreement,
(a)“Cause” shall mean (i) Executive’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, misappropriation or moral turpitude, (ii) Executive’s continued failure to perform Executive’s duties hereunder or to follow the lawful direction of the Board or the Chief Executive Officer of the Company (for any reason other than illness or physical or mental incapacity) or Executive’s material breach of fiduciary duty, (iii) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vi) an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company or any of its Affiliates, or (vii) material breach by Executive of any provisions of this Agreement; provided that, no action or omission described in clause (ii) shall constitute Cause unless (A) the Company has given Executive written notice detailing the action or omission that is alleged to constitute Cause and (B) the Company has provided Executive at least thirty (30) days following the date on which such notice is provided to cure such action or omission, if capable of a cure, and Executive has failed to do so.
(b)“Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities, title or duties, (ii) any material reduction in Executive’s Base Salary (except for across-the-board salary reductions similarly affecting all or substantially all senior management-level employees of the Company), (iii) a requirement that Executive relocate more than fifty (50) miles away from Executive’s principal place of employment and Executive’s principal place of residence, (iv) the Executive no longer reporting to the Board or the Chief Executive Officer of the Company, (v) a material breach by the Company of any material provisions of this Agreement, or (vi) the Board or the Chief Executive Officer of the Company knowingly and willingly directs the Executive to commit a criminal offence; provided that, no event described in clause (i), (ii), (iii), (iv), (v) or (vi) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.
10.Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned or Company-provided computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates (with the exception of copies of Executive’s own work product that does not constitute works made for hire, Confidential and Proprietary Information or Inventions (each, as defined below)), the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients; provided that, notwithstanding the foregoing, Executive shall be permitted to retain Executive’s Company-provided laptop computer provided that Executive make the laptop computer available to the Company to remove any Confidential and Proprietary Information.
11.Resignation as Officer or Director. Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).
12.Confidentiality; Assignment of Intellectual Property; Non-Solicitation; Non-Competition.

(a)Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remain the property of the Company and its Affiliates. Executive acknowledges that he will, during Executive’s association with the Company, acquire copies of, be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided that, the provisions of this Section 12(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 12(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if (i) Executive is required by applicable law to disclose any Confidential and Proprietary Information, or (ii) Executive is required to disclose any Confidential and Proprietary Information in order to defend a claim that Executive committed a breach of this Agreement; provided that, in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.
(b)Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 12(b) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.
(c)Assignment of Intellectual Property. Executive hereby assigns to the Company, with exclusive and unlimited rights of ownership, all of Executive’s right, title and interest in and to any and all products, inventions, original works of authorship, developments, processes, concepts, techniques, designs, discoveries, ideas, methods, computer programs, software, databases, algorithms, mask works, trademarks or trade secrets, Confidential and Proprietary Information, and other technology and improvements, whether or not patentable or registrable under patent, copyright or similar laws, which Executive may solely or jointly conceive of or develop or reduce to practice, or cause to be conceived of or developed or reduced to practice, at the direction or on behalf of the Company (collectively referred to as “Inventions”). Executive hereby assigns to the Company, with exclusive and unlimited rights of ownership, any and all right, title, and interest in and to the Inventions and all intellectual property with respect thereto (including, but not limited to, copyrights, patents, trademarks, rights to data, mask work rights, trade secrets, know-how and proprietary information and all other intellectual property rights, together with rights in any registrations or applications for registration, rights to claim priority or sue for past damages and infringements, as well as the right to alter, develop, assign and license such rights), whether existing at the beginning of his service to the Company, or developed thereafter during the course of his employment with the Company. In addition to the foregoing, Executive further hereby assigns to the Company all other Inventions relating thereto or to the development, production, use, support or maintenance thereof developed in whole or in part by Executive during the course of his employment with the Company along with all Inventions and all intellectual property with respect thereto (collectively all Inventions and other intellectual property described in this paragraph, the “IP Rights”). Executive further acknowledges that all original works of authorship which have been or are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. This assignment is made in favor of the Company and its successors-in-interest and assigns to the IP Rights.
(d)Further Assurances With Respect to IP Rights. Executive agrees to assist the Company and its designees, at the Company’s reasonable expense, in every proper way to secure the Company’s rights in the IP Rights in any and all countries, including, but not limited to, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and further evidence conveyance to the Company and its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such IP Rights, and to provide all assistance requested by the Company (at the Company’s reasonable cost) to prosecute, maintain, protect and enforce the Company’s rights and interests in IP Rights.
(e)Non-Solicitation. Executive agrees that during the Restricted Period (defined below), the Executive will not, without prior written consent of the Company, directly or indirectly, solicit, recruit, induce or encourage to leave employment or association with the Company or its Affiliates, or to become employed by, become associated with or consult for, any Person other than the Company or its Affiliates, or to hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who or which is or was employed or engaged by the Company or its Affiliates at any time during the Restricted Period or the six (6) month period immediately preceding the Restricted Period, or directly or indirectly, solicit or accept business from, any Person who is a customer, vendor, client or supplier of the Company or its Affiliates, or induce or encourage any such Person to cease to engage the services of the Company or its Affiliates in order to use the services of any Person that competes with a business of the Company or its Affiliates. “Restricted Period” means the period beginning on the Effective Date and ending on the first (1st) anniversary of the date on which the Executive’s employment is terminated for any reason. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.
(f)Non-Competition. Executive agrees that during the period beginning on the Effective Date and ending on the first (1st) anniversary of the date on which the Executive’s employment is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, the Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in a Competitive Business. “Competitive Business” means any oil and natural gas exploration and production company with primary properties within fifty (50) miles of the Company’s existing primary properties as of the Effective Date. However, the acquisition of up to 1% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as a Competitive Business with such person or entity or enterprise.
(g)Nondisparagement. Executive agrees that Executive shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of the Company under this provision Nothing in this Section 12(g) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 12(b) above.
(h)Tolling. In the event of any violation of the provisions of this Section 12, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
13.Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company, provided that, the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 13 shall limit Executive’s right to make Permitted Disclosures as provided in Section 12(b) above.
14.Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 10, 12 and 13 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 10, 12 and 13 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to seek specific performance and injunctive or other equitable relief by any proper federal or state court in Oklahoma to enforce the provisions of Sections 10, 12 and/or 13 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated. The prevailing party in any such action shall be entitled to its reasonable attorney’s fees in respect of the foregoing actions. Additionally, in the event of a breach or threatened breach by Executive of Section 12, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 8(a)(ii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 12 are reasonable and are properly required for the protection of the Company and its Affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.
15.Miscellaneous.
(a)All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:
If to the Company:

Unit Corporation
8200 South Unit Drive
Tulsa, Oklahoma, 74132
Tel: (918) 493-7700
Attention: Vice President, Human Resources

With a copy to which shall not constitute notice to:

Weil, Gotshal & Mages LLP
767 Fifth Avenue
New York, New York 10153
Attention: Matthew S. Barr
Lauren Tauro
Tel:  (212) 310-8010
Email: matthew.barr@weil.com
lauren.tauro@weil.com

If to Executive:
At Executive’s home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.
(c)This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof (other than (i) the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries (as amended from time to time), and (ii) the Amended Separation and Benefit Plan of Unit Corporation and Participating Subsidiaries (as amended from time to time) or the Amended and Restated Special Separation Benefit Plan of Unit Corporation and Participating Subsidiaries (as amended from time to time), in which Executive is a participant, as applicable). No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.
(d)No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
(e)If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.
(f)This Agreement may be signed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of a signed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
(g)The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(h)Notwithstanding anything to the contrary in this Agreement:
(i)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(iii)All reimbursements for costs and expenses under this Agreement shall be paid as soon as reasonably practicable following the date that Executive submits appropriate supporting documentation of such costs and expenses in accordance with the Company's expense reimbursement policies and procedures but in no event later than 60 days following the end of the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(iv)If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(i)This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law provision or rule; provided, however, that notwithstanding the foregoing, the non-competition provisions contained in Section 12(f) shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law principles of such state. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.
(j)Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.
(k)The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
(l)The rights, covenants and obligations of the Company under Sections 8, 13, 14 and 15 hereof, and the covenants and obligations of Executive under Sections 8, 11, 12, 13, 14 and hereof, shall continue and survive termination of Executive’s employment or any termination of this Agreement to the extent provided herein.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Unit Corporation

By: /s/ David Merrill
By: David Merrill Title: Chief Executive Officer and President

EXECUTIVE

/s/ Mark Schell
Name: Mark Schell

Signature Page to
Employment Agreement with Mark Schell

EXHIBIT A
FORM OF GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by Mark Schell (“Executive”) and Unit Corporation (the “Company”), and is that certain Release referred to in Section 8(c) of the Employment Agreement between Executive and the Company, effective as of September 3, 2020 (the “Employment Agreement”). Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.
1.Severance Benefits. Executive acknowledges and agrees that the last day of Executive’s employment with the Company was ___________, 2___ (the “Separation Date”). If (a) Executive executes this Release on or after the Separation Date and returns it to the Company, care of James J. White, Vice President, Human Resources, 8200 South Unit Drive, Tulsa, Oklahoma, 74132, james.white@unitcorp.com so that it is received by James J. White no later than 11:59 p.m., Tulsa, Oklahoma time on [DATE THAT IS 21 OR 45 DAYS (AS APPLICABLE) FOLLOWING THE SEPARATION DATE] and (b) does not exercise his revocation right pursuant to Section 7 below, then the Company will provide Executive the applicable severance benefits described in Section 8 of the Employment Agreement (the “Severance Benefits”).
2.Release of Liability for Claims.
(a)In consideration of Executive’s receipt of the Severance Benefits, Executive hereby releases, discharges and acquits the Company, and its direct and indirect subsidiaries, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any claims, damages, or causes of action related to Executive’s employment with any Company Party or the termination of such employment existing on or prior to the date on which Executive signs this Release (the “Signing Date”), including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (I) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Executive may have under any employment contract, incentive or compensation plan or agreement or under any other benefit
Exhibit A

plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Release (collectively, the “Released Claims”). Notwithstanding the foregoing or any other term of this Release, in no event shall the Released Claims include (1) any claims for base salary earned in the pay period in which the Separation Date occurred, (2) any claim for employee benefits that Executive may be entitled to under the Company’s employee benefit plans as of the Separation Date, (3) any claim for reimbursement for expenses that remain unreimbursed as of the Separation Date (subject to the Company's expense reimbursement policies as then in effect), (4) any claim for the applicable Severance Benefits, (5) any claim that first arises after the Signing Date, including any claim with respect to Equity Awards or under any award agreement relating Executive’s equity ownership in the Company or any other Company Party that survives the Separation Date, (6) any claim to vested benefits under an employee benefit plan governed by ERISA.
(b)Further notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Release limits Executive’s right to receive an award for information provided to a Governmental Agency.
3.Representation About Claims. Executive represents and warrants that, as of the Signing Date, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.
4.Executive’s Acknowledgments. By executing and delivering this Release, Executive expressly acknowledges that:
(a)Executive has carefully read this Release and has had sufficient time (and at least [21] [45] days) to consider this Release before signing it and delivering it to the Company;
(b)Executive has been advised, and hereby is advised in writing, to discuss this Release with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Release;
(c)Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated herein;
Exhibit A

and Executive is signing this Release knowingly, voluntarily and of Executive’s own free will, and understands and agrees to each of the terms of this Release;
(d)The only matters relied upon by Executive and causing Executive to sign this Release are the provisions set forth in writing within the Employment Agreement and this Release; and
(e)Executive would not otherwise have been entitled to the Severance Benefits but for Executive’s agreement to be bound by the terms of this Release.
5.Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.
6.Withholding of Taxes and Other Deductions. Executive acknowledges that the Company may withhold from the Severance Benefits all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
7.Revocation Right. Notwithstanding the initial effectiveness of this Release, Executive may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Executive executes this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by James J. White, Vice President, Human Resources, 8200 South Unit Drive, Tulsa, Oklahoma, 74132, james.white@unitcorp.com before 11:59 p.m., Tulsa, Oklahoma time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, no Severance Benefits shall be provided and this Release shall be null and void.
8.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Exhibit A

IN WITNESS WHEREOF, Executive has executed this Release as of the date set forth below, effective for all purposes as provided above.

Name: ______________________________

Date:________________________________

Exhibit A